EXHIBIT 99


                      SETTLEMENT AND STANDSTILL AGREEMENT
                      -----------------------------------

               This Agreement, dated as of April 4, 1996, is among Kevin S. Flannery, Alan Kaufman, Robert S. Washburn, James H. Stone, George F. Baker, Douglas Thompson, Gale E. Galloway, and Whelan Management Corp. (together, the "Solicitation Parties"), Ardsley Advisory Partners ("Ardsley"), and Tesoro Petroleum Corporation ("Tesoro").

               WHEREAS, on or about December 26, 1995, The Stockholders Committee for New Management of Tesoro Petroleum Corporation, comprised of Messrs. Flannery, Kaufman, Washburn, Stone and Baker (the "Committee), announced its intention to engage in a solicitation (the "Solicitation") of written consents for the purpose, inter alia, of removing the current members of the Board of Directors of Tesoro and replacing them with a new Board comprised of Messrs. Kaufman, Stone, Baker, Thompson and Galloway, and in connection therewith filed with the Securities and Exchange Commission ("SEC") Schedule 13D and preliminary Schedule 14A statements relating thereto; and

               WHEREAS, on or about December 26, 1995, the Committee commenced an action in the United States District Court for the Western District of Texas (C.A. No. SA-95-CA-1298) (the "Pending Action") against Tesoro and its Chief Executive Officer Bruce A. Smith; and

               WHEREAS, on or about January 8, 1996, defendants in the Pending Action filed their answer to the amended complaint, and defendant Tesoro asserted various counterclaims against the Solicitation Parties and others relating, inter alia, to the Solicitation; and

               WHEREAS, on or about March 1, 1996, the Committee filed a definitive Schedule 14A (the "Committee Schedule") with the SEC, and thereafter commenced the Solicitation pursuant thereto; and

               WHEREAS, the parties hereto have agreed to the terms of a proposed settlement that would result in the dismissal of the Pending Action and termination of the Solicitation substantially in accord with the terms set forth below;

               NOW, THEREFORE, in order to effectuate the  settlement,  and  for
other   good  and  valuable  consideration,  the  receipt  of  which  is  hereby acknowledged, the parties hereto agree as follows:

               1. The parties shall execute and file with the Court as soon as practicable a stipulation of dismissal without prejudice or costs to either side, encompassing all


claims and counterclaims  in  the  Pending  Action.   All  discovery  and  other
proceedings in the Pending Action shall be suspended in the interim.

               2. The Solicitation Parties hereby agree to terminate the Solicitation by, among other things, (a) promptly filing an amended Schedule 13D Statement announcing the termination of the Solicitation, (b) promptly issuing, or causing to be issued, with Tesoro a joint press release announcing the settlement and termination of the Solicitation, and (c) executing such other documents as may be necessary or appropriate to accomplish the settlement set forth herein. In addition, by executing this Agreement Kevin S. Flannery hereby revokes all notices to Tesoro of his intention to submit a slate of candidates at the Company's 1996 annual meeting.

               3. For a period beginning on the date hereof and ending on the earlier of the day after Tesoro's 1999 annual meeting or June 30, 1999 (the "Standstill Period"), each of the Solicitation Parties severally agrees on behalf of himself or itself and his or its affiliates, agents, representatives, or any person or entity controlled or under common control with any such member, that he or it shall not, directly or indirectly, (a) make, or in any way participate or assist in, or otherwise encourage any attempt to take control of Tesoro, without the approval of the Board, whether through the acquisition of shares of capital stock during a tender offer for the common stock of Tesoro, exercising voting rights with respect to shares of capital stock or otherwise, provided, however, that this provision shall not preclude any of the Solicitation Parties from tendering shares in response to a tender offer for Tesoro shares that is made without the participation, assistance or encouragement of any of the Solicitation Parties; (b) solicit any consent or participate or assist in any way or otherwise encourage any consent solicitation seeking, without the approval of the Board, to remove any member of the Tesoro Board of Directors and/or to elect one or more new directors or to take any other action which would have the effect of removing any member of the Tesoro Board of Directors; (c) commence, support (including without limitation by giving a proxy or voting) or otherwise encourage any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 of the Securities Exchange Act of 1934) or become a "participant" in any "election contest" (as such terms are defined in Rule 14a-11 of the Securities Exchange Act of 1934) in connection with any annual or special meeting of stockholders seeking, without the approval of the Board, to remove any member of the Tesoro Board of Directors and/or to elect one or more new directors not nominated for election by the Tesoro Board of Directors; (d) nominate, support (including without limitation by giving a proxy or voting) or otherwise encourage the nomination or election of any alternate director or slate of directors proposed from the

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floor at any annual or  special  meeting  of Tesoro stockholders; or (e) without the approval of the Board, solicit, support or otherwise encourage any offers or indications of interest with respect to the acquisition or disposition of Tesoro or any of its business units.

               4. Tesoro's Board of Directors shall be expanded to include nine members. Dr. Alan Kaufman shall be added to the Tesoro Board of Directors on or before April 12, 1996. Tesoro further agrees that Dr. Kaufman shall be nominated for election as part of the Board of Directors' recommended slate throughout the Standstill Period unless he dies, resigns or is removed pursuant to paragraph 9 below. Dr. Kaufman agrees to serve as a director, if elected by the requisite vote of shareholders, throughout the Standstill Period unless he dies, resigns or is removed pursuant to paragraph 9 below.

               5.  Tesoro  also  agrees  to  add   to  its  Board  of  Directors
throughout the Standstill Period another independent director with no prior relationship or connection to Tesoro, Ardsley or any of the Solicitation Parties, who shall be selected by the Board of Directors in accordance with governance procedures that have been adopted by the Board. Tesoro agrees that the individual selected pursuant to this paragraph shall be proposed for election as soon as possible but in no event later than July 31, 1996. In the event that the independent director selected pursuant to this paragraph shall at any time during the Standstill Period die, resign or be removed from the Board of Directors (for any reason other than the failure to receive the requisite vote of shareholders), Tesoro agrees to replace such director with another independent director selected in accordance with the Company' By-laws and governance procedures then in effect.

               6. Tesoro also agrees to provide Ardsley during the Standstill Period with the right to designate one of its employees (who shall not include any of the Solicitation Parties or any affiliate, agent or representative of, or other person or entity controlled by or under common control with, any of the Solicitation Parties) as a nominee for election to Tesoro's Board of Directors, subject to a normal background check. Tesoro agrees that the person designated by Ardsley pursuant to this paragraph will be added to the Tesoro Board on or before April 12, 1996. Tesoro further agrees that the employee designated by Ardsley pursuant to this paragraph shall be nominated for election as part of the Board's recommended slate throughout the Standstill Period unless he dies, resigns or is removed pursuant to paragraph 10 below. If such employee dies or resigns, Ardsley shall be entitled to designate another employee to become a director, subject to a normal background check.

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               7.  Dr. Kaufman hereby agrees not to disclose without the consent of Tesoro any non-public information or trade secrets of Tesoro obtained in his capacity as a director of Tesoro to any unauthorized person including without limitation any of the Solicitation Parties, except as may be required by law.

               8. Ardsley hereby agrees that the person designated pursuant to paragraph 6 above shall not disclose without the consent of Tesoro any non-public information or trade secrets of Tesoro obtained in his capacity as a director of Tesoro to any unauthorized person including without limitation any of the Solicitation Parties, except as may be required by law.

               9. In the event of a breach of the provisions set forth in paragraphs 2, 3, 7, 12 or 13 of this Agreement by any of the Solicitation Parties, or in the event that the total common stock holdings of Dr. Kaufman shall at any time during the Standstill Period be reduced to less than 400,000 shares, or in the event that Dr. Kaufman shall, at any time during the Standstill Period, while he is a member of Tesoro's Board of Directors, announce his intention to vote or vote his shares of Tesoro common stock for any candidate other than the nominees for election to the Board of Directors of Tesoro proposed by a majority of Tesoro's Board, Dr. Kaufman shall immediately tender his resignation and, at the option of Tesoro, be removed from the Tesoro Board. The death, resignation or removal pursuant to the terms of this Agreement of Dr. Alan Kaufman from the Tesoro Board shall not relieve any of the Solicitation Parties from their obligations hereunder, which shall continue and remain in effect until the conclusion of the Standstill Period.

               10.  In the event of  a  breach  of  the  provisions set forth in paragraph 8 above, or in the event that at any time during the Standstill Period
(a) the total common stock holdings of Ardsley shall at any time be reduced to 50 percent or less of the number of shares held as of the date hereof, or (b) Ardsley agrees or takes any action to support a change of control of Tesoro or the election to the Tesoro Board of any person other than a Board nominee, the director designated by Ardsley pursuant to paragraph 6 above shall immediately tender his resignation and, at the option of Tesoro, be removed from the Tesoro Board. Ardsley agrees to vote all shares of common stock of Tesoro owned by Ardsley or with respect to which it or its affiliates have voting discretion in favor of the entire slate of candidates proposed for election at Tesoro's 1996 annual meeting, provided it includes the individuals selected pursuant to paragraphs 4 and 6 above. For purposes of this paragraph, Ardsley shall be deemed the owner as of the date hereof of all shares covered by the option granted to Whelan Management Corp. on November 18, 1995, unless the

                                       4

option is exercised, in whole or in part, by Whelan or any other of the Solicitation Parties, in which case Ardsley shall not be deemed the owner as of the date hereof of any shares acquired pursuant to the exercise of such option.

               11. In consideration of the above and in order to eliminate future legal fees and expenses associated with continued protracted litigation and the Solicitation, Tesoro agrees to pay the Solicitation Parties each of their reasonable out-of-pocket costs (including reasonable attorneys' fees) actually incurred in connection with the Pending Action and/or the Solicitation, up to a maximum of $700,000. Tesoro also agrees to pay Ardsley its reasonable out-of-pocket costs (including reasonable attorneys' fees) actually incurred in connection with the Pending Action, up to a maximum of $200,000. Tesoro hereby agrees to pay $500,000 to the Solicitation Parties and $140,000 to Ardsley upon execution of this Agreement and issuance of the joint press release required by paragraph 2 of this Agreement, with the balance to be paid within 15 days of receipt of the documentation required by the succeeding sentence. Tesoro shall have the right to examine all invoices and other documentation necessary to substantiate the amount and reasonableness of any fees and expenses incurred. In the event of any dispute regarding the amount of expenses to be reimbursed pursuant to this paragraph, the parties agree to submit the dispute to binding arbitration. The arbitrator shall be Dean John Feerick of Fordham Law School or, if he declines or is unable to serve, a mutually agreeable person of similar standing in the legal community. The decision of the arbitrator shall be rendered within 90 days from the date submitted to the arbitrator and the decision shall be final, conclusive and not subject to appeal. In any such arbitration, the prevailing party (i.e., the party to whom the arbitrator awards the largest portion of the amount in dispute) shall recover his or its reasonable attorneys' fees in connection therewith.

               12. Each of the Solicitation Parties, Ardsley and Tesoro severally agrees that during the Standstill Period neither he nor it nor any affiliate shall make any statement or take any action that is critical or disparaging of each other or the management or performance of Tesoro. Each of the Solicitation Parties and Ardsley further severally agrees that throughout the Standstill Period neither he nor it nor any of his or its affiliates will issue any press release, knowingly make any statements to the press or other news media, or make any critical or disparaging statement to any securities analyst or institutional investor regarding the management or performance of Tesoro.

               13. Each of the Solicitation Parties has delivered herewith a Revocation of Consent (the "Revocation"), revoking

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all consents previously  executed  by  such  member  or  his affiliates, agents, representatives, or any person or entity controlled by or under common control with such member, if any, and such member represents and warrants to such effect to Tesoro. Each of such members, on behalf of himself or itself and his or its affiliates, agents, representatives, and any person controlled by or under common control with him, agrees to the following:

               A. Except as contemplated by paragraph C of this Section 13, neither he nor it nor any of his or its affiliates, agents, representatives, or any person or entity controlled by or under common control with such member, will sign or deliver any consents relating to any of the matters (the "Matters") as to which consents are, were or are proposed to be solicited pursuant to the Committee Schedule.

               B. Neither he nor it nor any of his or its affiliates, agents, representatives, or any person or entity controlled by or under common control with such member, will take any action to revoke the Revocation.

               C. Neither he nor it nor any of his or its affiliates, agents, representatives, or any person or entity controlled by or under common control with such member, will deliver to Tesoro any consents relating to any of the Matters, except the consent dated April 1, 1996, relating to 100 shares of common stock of Tesoro held in the name of Kevin S. Flannery, which consent is covered and revoked by the Revocation.

               D. He and it and his and its affiliates, agents, representatives, and any person or entity controlled by or under common control with such member, will immediately cease soliciting consents relating to the Matters, will not encourage, and, in response to any inquiry will specifically discourage, all other persons with respect to the delivery to Tesoro of consents relating to any of the Matters.

               14. The parties hereto agree that any breach of the this Agreement shall constitute irreparable harm and entitle any party to obtain immediate injunctive relief to enforce compliance with the terms hereof. The failure of any party to seek or obtain immediate relief shall not constitute a waiver of, and shall not relieve any party from, his or its obligations hereunder.

               15. In the event that Tesoro or the Board of Directors of Tesoro shall breach the provisions of paragraphs 4, 5, 6 or 12 of this Agreement, the Solicitation Parties shall be relieved of their obligations pursuant to paragraphs

                                       6

3 and 12 of this Agreement for the balance of the Standstill Period. In the event any of the Solicitation Parties shall breach the provisions of paragraphs 2, 3, 7, 12 or 13, Tesoro shall be relieved of its obligations pursuant to paragraphs 4, 5 and 12 of this Agreement. In the event that Tesoro or the Board of Directors of Tesoro shall breach the provisions of paragraphs 6 or 12 of this Agreement, Ardsley shall be relieved of its obligations pursuant to paragraphs 10 and 12 of this Agreement for the balance of the Standstill Period. In the event that Ardsley shall breach the provisions of paragraphs 8, 10 or 12, Tesoro shall be relieved of its obligations pursuant to paragraphs 6 and 12 of this Agreement.

               16. Immediately following the end of the Standstill Period, provided that the parties shall have complied with the provisions of this Agreement in all material respects, the parties hereto shall exchange mutual general releases with respect to all claims or counterclaims which have or could have been asserted, or which arise out of any of the acts, transactions or events alleged, in the Pending Action (the "Released Claims"). Tesoro hereby covenants not to sue any or each of the Solicitation Parties or Ardsley during the Standstill Period with respect to any Released Claim provided that such Solicitation Party or Ardsley, as the case may be, complies with his or its respective obligations pursuant to paragraphs 2, 3, 7, 12 and 13 above. Each of the Solicitation Parties hereby covenants not to sue Tesoro during the Standstill Period with respect to any Released Claim provided that Tesoro complies with its obligations pursuant to paragraphs 4, 5, 6 and 12 above. Each of the parties hereto hereby agrees to toll the running of the applicable statutes of limitations with respect to the Released Claims until the conclusion of the Standstill Period. The provisions of this paragraph shall not operate as a bar to an action to enforce the terms of this Agreement.

               17. Except as otherwise provided herein, this Agreement shall remain in full force and effect throughout the Standstill Period, unless all of the parties hereto agree in writing to terminate this Agreement prior to the conclusion of the Standstill Period.

               18. No modification, amendment or waiver of the terms of this Agreement shall be enforceable against any party hereto absent a written agreement signed by Tesoro and such other party.

               19. If for any reason the settlement provided for herein is not consummated, all negotiations and proceedings relating to the settlement shall be without prejudice to the rights of the parties hereto, who shall be restored to the status quo existing as of the date of this agreement.

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               20.  Neither this Agreement, nor the fact of  its  existence  nor any of the terms hereof, nor any negotiations or proceedings relating thereto, shall be offered or received in evidence in the Pending Action or in any other action or proceeding, other than an action to enforce the terms hereof, nor shall they be deemed to constitute any evidence or admission of liability or wrongdoing on the part of any party to the Pending Action, all of which is expressly denied, it being understood that the parties have agreed to enter into this Agreement and the settlement contemplated hereunder solely to avoid the expense, distraction and inconvenience of further protracted litigation and other proceedings.

               21. This Agreement shall inure to the benefit of and is binding upon the parties and their respective officers, directors, employees, partners, heirs, executors, successors, representatives, agents and assigns.

               22. This Agreement shall be governed by the laws of the State of New York, exclusive of the law on conflicts of laws.

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               23.  This   Agreement   may   be   executed   in  any  number  of
counterparts, each of which when so executed and delivered shall be an original. The executed signature pages from each actual or telecopied counterpart may be joined together and attached to such original and shall constitute one and the same instrument.



Whelan Management Corp.                            /s/ Kevin S. Flannery
                                                   -----------------------------
                                                   Kevin S. Flannery


By: /s/ Kevin S. Flannery                          /s/ Alan Kaufman
   -------------------------------                 -----------------------------
   Title: President                                Alan Kaufman


Ardsley Advisory Partners                          /s/ Robert S. Washburn
                                                   -----------------------------
                                                   Robert S. Washburn


By: /s/ Kevin M. McCormack                         /s/ James H. Stone
   -------------------------------                 -----------------------------
   Title: Partner                                  James H. Stone


Tesoro Petroleum Corp.                             /s/ George F. Baker
                                                   -----------------------------
                                                   George F. Baker


By: /s/ Bruce A. Smith                             /s/ Douglas Thompson
   -------------------------------                 -----------------------------
   Title: President and                            Douglas Thompson
     Chief Executive
        Officer
                                                   /s/ Gale E. Galloway
                                                   -----------------------------
                                                   Gale E. Galloway




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